Exhibit 99.31

Champion Safe Co. Reports 30% Sales Growth with Northwest Safe - The Northwest’s Premier Retailer and a National Voice in Safe Security

American Rebel Holdings, Inc. (NASDAQ: AREB) and Champion Safe Co. are committed to doing great business with top-tier partners who share our American values and proudly stand behind them — like Northwest Safe, a respected authority and unapologetic voice in the industry.

Provo, Utah, Aug. 07, 2025 (GLOBE NEWSWIRE) — Champion Safe Company (championsafe.com), a premier manufacturer of high-security safes and a proud subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand, is proud to announce a 30% year-over-year increase in sales through its long-standing relationship with Northwest Safe (nwsafe.com) — a nationally respected authority in residential and commercial safe solutions, and one of the most trusted names in the industry.

This growth is more than a metric — it’s a reflection of a relationship built on shared values, mutual respect, and a relentless commitment to excellence. Northwest Safe isn’t just a dealer — they’re a benchmark account, a thought leader, and a family-run business that has earned its place as a cornerstone of the Pacific Northwest’s security landscape.

Known by the Company We Keep – Champion is honored to be working with Northwest Safe

“David and his team are more than partners — they’re pioneers,” said Thomas Mihalek, CEO of Champion Safe Co. “They’ve built something truly special in Enumclaw, and we’re proud to grow alongside them. At Champion, we believe you’re known by the company you keep — and Northwest Safe sets the bar.”

Champion Safe’s internal improvements — from product innovation to dealer support — are designed with elite partners like Northwest Safe in mind. Better products. Better margins. Better outcomes for their customers. It’s a win-win-win that reflects the power of true alignment.

What This Growth Means for Customers:

●	Expanded access to Champion’s full line of premium safes

●	Faster delivery and expert support through Northwest Safe’s trusted logistics team

●	Unmatched peace of mind backed by two of the most respected names in the industry

Champion Safe continues to focus on quality and American made craftsmanship as All Champion safe models are made from 100% American-made, high-strength steel and equally as important We build all of our own safes. No China-Build imports and we stand behind a lifetime warranty on everything we build.

Northwest Safe - A Legacy of Selection, Service, Value and the Home of the Big Yellow Safe

Founded in 1988 by David and Patty Ballestrasse in Enumclaw, Washington, Northwest Safe began as a passionate alternative to big-box retailers that offered limited selection and little expertise. Today, they operate one of the largest safe showrooms in the country — over 18,000 square feet — with more than 200 safes on display and hundreds more in stock. Their team specializes in residential and commercial safe and vault sales, complex installations, safe restoration, lock retrofitting, and expert moving services — including challenging multi-story deliveries.

From the beginning, Northwest Safe has focused on offering customers a full selection of brands, sizes, colors, and accessories — backed by a knowledgeable staff and a highly trained delivery team. Their reputation for selection, service, and value is unmatched in the region.

Northwest Safe is home to the biggest, brightest, and boldest gun safe around! The proudly American Champion Big Yellow Safe is here to lock down your precious stash in the most extravagant way. And it’s not just big — it’s the largest safe in the industry, built exclusively by Champion and delivered to Northwest Safe as part of our valued relationship. No need to settle for small and boring — this bad boy is here to turn security into a statement! (Plus, you get bragging rights). The Big Yellow Safe is a Champion Gun Safe Your Collection Won’t Outgrow (for a while).

Step aside hidden gun safes and petite bedside safes. There ain’t nothing small or undercover about this beauty. She’s a stunner. This Champion gun safe is meant to be seen and ogled. Sure, we can’t find a furnace big enough to test its fire rating, but something this big is a beast no matter how you stack it.

The Big Yellow Safe FAQ

Where is The Big Yellow Safe Located?

Spokane baby! This bright yellow gal can be found at 8710 E Appleway Blvd. in Spokane Valley.

Can I Take Pictures with The Big Yellow Safe?

As long as she hasn’t been sold, you can definitely take pictures with her.

Pro Tip: Bust out your wide-angle. She’s a tall one.

Is This the Largest Gun Safe in the World?

While she’s not in the Guinness Book of World Records, we do believe this is the largest gun safe that’s ever been made. 10-feet tall, 6-feet wide, and 4-feet deep, she has an impressive 240 cubic feet of storage space and requires a forklift to move.

Is there anything I can’t store in this safe?

This is America. Once you purchase The Big Yellow Safe, you can put anything in her that you want. But she’s not really designed to hold emotional baggage.

NW Safe - More Than a Store — A Powerful and Growing Voice in the Industry through “Safe Space”

Northwest Safe’s influence extends far beyond its showroom. Through its “Safe Space” podcast and blog, the team tackles industry myths, shares behind-the-scenes insights, and highlights the human side of security — from what people store in their safes to the tools and techniques behind complex installations. Their YouTube channel features educational content and real-world demonstrations, including how to install a 1,350-pound safe with precision and care.

Master Safe Technician Jeff Snope, a UTI graduate with ASE Master Certification, exemplifies the technical excellence that defines Northwest Safe. His work blends mechanical skill with customer empathy — reminding clients to check their batteries before calling for help, and ensuring every lock conversion or repair is done right the first time.

NW Safe is Trusted by Customers in the Communities it serves throughout the Pacific Northwest

With hundreds of five-star reviews across platforms like Google, Yelp, and Angi, Northwest Safe is consistently praised for its professionalism, responsiveness, and white-glove service. Customers rave about the team’s ability to handle difficult installs, educate buyers, and deliver safes with care and precision.

Northwest Safe Showrooms

Seattle/Tacoma

Explore more than 200 unique safes on display, conveniently located just one hour from Seattle.

Spokane/North Idaho

Eastern Washington and Idaho’s premier destination for in-stock gun safes and full-service deliveries.

Bozeman, MT

Biggest selection of in-stock and ready-to-deliver gun safes in the greater Bozeman area.

As Champion Safe Co. continues to innovate and expand, customers and top-tier dealers like Northwest Safe can expect even more exciting developments ahead — all rooted in quality, security, and service.

About Northwest Safe

Northwest Safe is a trusted provider of safes and vaults serving Washington, Oregon, Idaho, and Montana. Located just outside Seattle in Enumclaw, Washington, the family-owned business has specialized in high-quality gun safes, vault doors, expert maintenance, and professional installation since 1988. Learn more at nwsafe.com

About Champion Safe Company

For over 25 years, Champion Safe Company has led the industry in manufacturing high-security safes known for superior craftsmanship, fire protection, and reliability. Champion safes are trusted by homeowners, gun owners, and businesses nationwide. Learn more at championsafe.com

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings, Inc. is a lifestyle brand representing American values, producing branded safes, personal protection items, patriotic apparel, and beverages. Its products are designed for consumers who celebrate American values and freedom. Learn more at americanrebel.com and americanrebelbeer.com.

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the partnership, actual revenues for fiscal 2025, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

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